Exhibit 10.17

THIRD AMENDMENT
TO
OFFICE BUILDING LEASE

THIS THIRD AMENDMENT TO OFFICE BUILDING LEASE (this “Amendment”) is made and entered into by and between Hall Stonebriar Center I Associates, Ltd., a Texas limited partnership (hereinafter called “Landlord”) and Heartland Card Services, L.L.C., a Missouri corporation (hereinafter called “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant have previously entered into a certain Office Building Lease (the “Lease”) dated May 28, 1998 for the lease of Suite 405 (“the “Original Premises”) consisting of approximately 2,769 rentable square feet of space in that certain office building commonly known as Stonebriar Center I (the “Building”) located at 2595 Dallas Parkway, Frisco, Texas; and

WHEREAS, the Original Lease was modified by that certain First Amendment to Office Lease Agreement (the “First Amendment”) dated September 30, 1998, wherein, among other things, the Original Premises was expanded by 6,322 rentable square feet (the “Expansion space”) and the payment terms were increased to reflect the increase in the Base Rental;

WHEREAS, the Original Lease was modified by that certain Second Amendment to Office Lease Agreement (the “Second Amendment”) dated July 28, 2000, wherein, among other things, the Premises was expanded by 460 rentable square feet for a total of 9,551 rentable square feet and the payment terms were increased to reflect the increase in the Base Rental;

WHEREAS, Landlord and Tenant desire to further desire to amend the Original Lease to, among other things, expand the Original Premises by an additional 3,450 rentable square feet and terminate Suite 403 from the Premises on the original lease termination of June 30, 2003 and reflect other terms which are more particularly described below.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Defined Terms.  All capitalized terms not otherwise defined herein shall have the same meaning as ascribed to them in the Lease.

2.             Tenant.  Effective as of January 1, 2003, Article 1.1 of the lease shall be deleted and replaced by the following:

1.1                                 Tenant. Heartland Payment Systems, Inc. (the “Tenant”), a corporation organized under the laws of the State of Delaware.

3.             Base Year. Effective as of October 1, 2003, Article 1.5 of the lease shall be deleted and replaced by the following:

1.5                                 Base Year. Calendar year 2003. (Section 4.2)

4.             Expansion of Premises. On January 1, 2003, the Premises shall be expanded by the addition of the Expansion Space consisting of approximately 3,450 rentable square feet (the

“Expansion Space”), for a total of approximately 10,232 rentable square feet as shown on the floor plan attached hereto as Exhibit “A,” comprising the Premises located on floor 3 of the Building.

5.             Tenant will begin paying as monthly Base Rental on January 1, 2003 as follows:

Time Period	Monthly Amount
January 1, 2003 to
June 30, 2003	$23,460.67
July 1, 2003 to
September 30, 2003	$18,614.92
Thereafter the schedule under Paragraph 8 hereunder shall control.

6.             Termination. On June 30, 2003 the original lease Term which commenced on July 1, 1998 shall terminate. On the termination Suite 403, containing 2,769 rentable square feet, in the Building shall be deleted from the Premises.

7.             Extension of Term of Lease. The term of the Lease for Suite 310, including the Expansion Space shall be a period of sixty-one (61) months, from October 1, 2003 through October 31, 2008.

8.             Base Rental for Expansion Space. Effective as of October 1, 2003, Article 1.4 of the lease shall be deleted and replaced by the following:

1.4                                 Base Rental:

Time Period	Annual Amount	Monthly Amount	Sq. Ft. Amount
Commencement Date to end of
6th full calendar month	NA	$0.00	NA
7th calendar Month to end of
61st full calendar month	$219,988.50	$18,332.33	$21.50

(Section 4.1)

9.             Improvements to the Premises. Landlord shall make certain improvements to the Premises Space as described in that certain Work Letter Addendum attached hereto as Exhibit “B” and incorporated herein by this reference for all purposes. Other than the improvements to be made pursuant to the Work Letter Addendum, Tenant hereby acknowledges and agrees that “B” and incorporated herein by this reference for all purposes. Other than the improvements to be made pursuant to the Work Letter Addendum, Tenant hereby acknowledges and agrees that it is taking possession of the Premises on as “AS IS, WHERE IS” basis with all faults.

10.           Occupancy of Expansion Space. Tenant may occupy the Expansion Space without the payment of any Base Rental or Additional Rental from the date such Expansion Space is ready for occupancy until the Commencement Date of January 1, 2003.

11.           Right Of First Refusal. The Right of First Refusal as hereby attached in Exhibit “I” shall become a part of the Office Building Lease.

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12.           Binding Effect. The terms, covenants, conditions and provisions contained in this Amendment shall be binding upon and inure to the benefit of Landlord and Tenant, their respective heirs, representatives, successors and permitted assigns. Landlord and Tenant hereby ratify and confirm the terms and provisions of the Lease, as amended previously and hereby.

13.           Amendment. This Amendment may not be modified, amended or terminated nor any of its provisions waived except by written agreement signed by both parties. Except as amended hereby, the Lease shall remain in full force and effect, enforceable in accordance with its terms.

14.           Governing Law and Venue. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas. Venue shall be proper in any court of competent jurisdiction in Collin County, Texas.

15.           Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 4th day of October, 2002.

LANDLORD:

HALL STONEBRIAR CENTER I ASSOCIATES, LTD., a Texas limited partnership

By:	Phoenix/Inwood Co. oration, a Texas corporation, General Partner

By:	/s/ Mark Depker
Mark Depker Its: Vice President

TENANT:

HEARTLAND PAYMENT SYSTEMS, INC., a Delaware corporation

By:	/s/ Robert O. Carr
Robert O. Carr
Its: Chief Executive Officer

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EXHIBIT “A”

Heartland Payment Systems, Inc. Suite 403

3RD FLOOR RECORD DRAWING
HALL OFFICE PARK A1

HALL FINANCIAL GROUP

EXHIBIT “B”

LEASEHOLD IMPROVEMENTS AGREEMENT

The Premises leased by Landlord to Tenant pursuant to the Third Amendment to Office Building Lease to which this Work Letter Agreement is attached as Exhibit “B” shall contain or receive the benefit of the existing improvements.

It is agreed that construction of the Premises shall be completed in accordance with the following procedures:

1.             Design of Premises. Using information supplied by Tenant, Landlord’s architect, interior designer or consulting engineer (“Landlord’s Architect”) has, at the sole cost and expense of Landlord, prepared for Tenant, a layout of the Premises (the “Preliminary Space Plan”) which has been delivered and approved by Tenant. The approved Space Plan is hereinafter referred to as the “Final Space Plan”. From the Final Space Plan, Landlord’s Architect will, at the sole cost and expense of Tenant, which may be paid for out of the Allowance, prepare all one-eighth inch (1/8”) architectural, mechanical and electrical working drawings together with specifications necessary to complete all of the leasehold improvements. When such working drawings and specifications (collectively the “Preliminary Drawings”) have been completed, Landlord shall deliver same to Tenant. Unless Tenant objects to the Preliminary Drawings within ten (10) working days after delivery by Landlord, Tenant shall be deemed to have approved the Preliminary Drawings. If Tenant does reasonably object, Landlord shall deliver revised Drawings to Tenant within ten (10) working days thereafter until Drawings are approved. The approved or deemed approved drawings are hereinafter referred to as the “Final Drawings.” In the event that the Final Drawings have any substantial additions which vary from the Preliminary Drawings, Tenant will be responsible for all cost associated with the preparation of changes to the drawings.

2.             Tenant Improvements. Landlord shall install, furnish and perform with reasonable diligence the facilities, materials and work in and for the Premises described in the Final Drawings. The cost of the Tenant Improvements shall include all costs incurred by Landlord in connection with the installation of such Tenant Improvements. Landlord will submit a budget of the cost of all cost of construction to Tenant, within five (5) days after delivery by Landlord, Tenant shall be deemed to have approved the budget. If Tenant objects to the budget Landlord and Tenant shall review the budget and come to agreement on any items to be deleted from the budget. Landlord shall then submit another budget to Tenant, within five (5) days after delivery by Landlord, Tenant shall be deemed to have approved the budget.

3.             Expenditure Authorization. The cost of any work in excess of the Allowance (“Excess Work”) shall be set out in detail in an expenditure authorization (the “Expenditure Authorization”). After the Expenditure Authorization has been prepared, Landlord shall deliver same to Tenant. Unless Tenant objects to the Expenditure Authorization within five (5) days after delivery by Landlord, Tenant shall be deemed to have approved the Expenditure Authorization. If Tenant objects, Landlord and Tenant shall meet within five (5) days after delivery to Landlord of Tenant’s objections to discuss any revisions to the scope of the Excess Work requested by Tenant. Landlord shall deliver a revised Expenditure Authorization to Tenant within five (5) days after agreement by the parties as to the revised scope of the Above Standard Work and completion of revisions, if any, to the Final Drawings. Unless Tenant objects to the revised Expenditure Authorization within five (5) days after delivery by Landlord, Tenant shall be deemed to have approved same. If the cost of any item is not known or will not be known until it is completed, an estimate of such item’s cost shall be included in the Expenditure Authorization and Tenant shall pay (or Landlord shall give Tenant credit for) any additional (or lesser) actual final cost of such item when the actual cost is finally determined. In no event shall Landlord commence construction of the leasehold improvements until such time as an Expenditure Authorization for Excess Work is approved or deemed approved by Tenant.

3.             Landlords Monetary Obligation. Landlord will provide and install initial tenant improvements (the “Tenant Improvements”) in the Premises in accordance with the Final Drawings, as the same may be revised as set forth herein. Landlord’s sole monetary obligation for the Tenant Improvements, including all costs associated with the preparation of the Final Drawings, is to pay an amount (the “Allowance”) not to exceed Fifty Nine Thousand Seven Hundred Eighty Five and NO/l00 Dollars ($59,785.00). The Total Construction Costs in excess of the Allowance (collectively “Tenant’s Costs”) shall be borne by Tenant and shall be payable by Tenant as follows:

(a)           Tenant shall pay to Landlord prior to commencement of construction of the Tenant Improvements, an amount equal to fifty percent (50%) of Tenant’s Costs.

(b)           As soon as the final accounting can be prepared and submitted to Tenant, Tenant shall pay to Landlord the entire unpaid balance of the actual Tenant’s Costs based on the final costs to Landlord. In the event that such final accounting reflects an amount less than the Allowance a credit will be given to Tenant and a proportionate reduction of the Base Rental shall be calculated. Landlord and Tenant agree that in the event that there is a reduction in the Base Rental they will amend the Lease as to that amount reflected in Article 1.4

In the event that Tenant does not use all of the Allowance, Tenant will be given a credit and reduction of the Base Rental. The reduction will be the amount of the unused Allowance divided by the Term of the Lease times twelve months the product of which will be divided by the Rentable Square Feet in the Premises. The Base Rental per square foot cost will be reduced by this amount and Landlord and Tenant will amend the Lease to reflect the new Base Rental.

4.             Change Orders. All changes to the Final Drawings will be subject to Landlord’s prior written approval which shall not be unreasonably withheld. Prior to commencing any change, Landlord shall prepare and deliver to Tenant, for Tenant’s approval, a change order setting forth the cost of such change, which cost will include associated architectural, engineering and construction contractor’s fees, if any, and the cost of the delay, if any, in completing the work resulting from such change [such cost being based upon the number of days of “Base Rental” (as defined in the Lease) Landlord will forego]. If Tenant fails to approve such change order within five (5) days after delivery by Landlord, Tenant will be deemed to have withdrawn the proposed change and Landlord will not construct same. If Tenant timely approves such change order, Tenant will immediately pay to Landlord any amounts payable by Tenant in connection with the change order.

5.             Permits. Landlord shall take whatever action which shall be necessary to obtain and maintain all authorizations, approvals and permits required by any governmental entity for the work described herein. Tenant shall cooperate with Landlord in obtaining such authorizations, approvals or permits.

6.             Commencement of Term.

6.1           Commencement Date. Notwithstanding anything in the Lease to the contrary, the Term will commence upon the earlier of Tenant’s occupancy of the Premises or the date set forth in the Certificate of Occupancy issued by the City of Dallas.

6.2           Substantial Completion. The work shall be deemed substantially completed for the purposes of this Paragraph 6, notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the noncompletion of which details does not materially interfere with Tenant’s use of the Premises or the City of Dallas issuing a Certificate of Occupancy for the Premises.

6.3           Tenant Delays. Tenant will be responsible for any delay in completion of Landlord’s work resulting from:

(i)            any request by Tenant that Landlord delay the completion of any of the work,

(ii)           any request for a change by Tenant in any of the Final Drawings;

(iii)                               Tenant’s failure to supply timely any information necessary to complete the Final Drawings;

(iv)                              any breach or default by Tenant in the performance of Tenant’s obligations under this Lease;

(v)           modifications, revisions and changes to the Final Drawings requested by Tenant;

(vi)                              Tenant’s request for Above Standard Work or delays resulting from revision of Expenditure Authorization after the Final Drawings are approved; and

(vii)                           any other delay of any kind or nature caused by Tenant, its employees, agents or independent contractors.

Any such delay (collectively, “Tenant Delays”) shall extend the time for performance by Landlord of Landlord’s obligations hereunder by an amount of time equal to the length of such Tenant Delay. In addition, Tenant shall on Commencement Date pay to Landlord an amount equal to one (1) day of Base Rental multiplied by the number of days of Tenant Delays in order to compensate Landlord for lost rentals. If the cost to Landlord of the leasehold improvements is increased in any way by a Tenant Delay, Tenant shall also pay to Landlord on Commencement Date the additional cost so incurred.

6.4           Uncontrollable Delays. If a delay in substantially completing the work, or if any substantial portion of such delay, is the result of a strike or other labor trouble, fire or other casualty, governmental pre-emption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause beyond Landlord’s reasonable control (collectively, “Uncontrollable Delays”), then each such Uncontrollable Delay shall extend the time for performance by Landlord of Landlord’s obligations hereunder by an amount of time equal to the length of such Uncontrollable Delay.

7.             Default, A default by Tenant under this Exhibit F will constitute a default under the Lease and Landlord may exercise Landlord’s remedies under the Lease.

8.             Defective Work.

8.1           Punch List. Tenant shall give Landlord a notice specifying any Work which remains to be completed or which, if completed, is defective or otherwise not substantially in accordance with the Final Drawings, within thirty (30) days after Commencement Date and thereafter within thirty (30) days after notice from Landlord that any of the work has been fully completed. Landlord shall promptly complete or cause the completion of the incomplete work or remedy or cause the remedy of the defective work set forth in any such notice.

8.2           Final Approval. If Tenant shall fail to give such notice within such thirty (30) days after Commencement Date, or within thirty (30) days after receipt of notice from Landlord that the work has been fully completed, as the case may be, then it shall be deemed that the work has been fully completed in accordance with the Final Drawings, except for any defects or omissions in such work not observable upon a reasonable inspection. If Tenant shall give one or more such notices within such thirty (30) day period, then it shall be deemed, except for the items set forth in Tenant’s notice and any defects or omissions not observable upon a reasonable inspection, that all of the work has been completed in accordance with the Final Drawings.

9.             Access Before Commencement Date.

9.1           Purposes. Tenant shall have access to the Premises and the Building prior to the Commencement Date only for the purposes of inspecting the work.

9.2           Tenant’s Obligations. In connection with such access, Tenant agrees:

(i)            to cease promptly upon request of Landlord any activity which shall interfere with or delay the completion of the leasehold improvements or the Commencement Date; and

(ii)           to comply and cause Tenant’s agents to comply promptly with all procedures and regulations prescribed by Landlord from time to time.

EXHIBIT “I”

RIGHT OF FIRST REFUSAL

Tenant shall have the right of first refusal (the “Expansion Option”) in connection with the lease of the following additional space (the “First Right Expansion Space”), as shown in the attached Exhibit “I-1” in the Building, upon the terms and conditions hereinafter set forth, provided that Tenant is not in default under this Lease at the time of the exercise of the Expansion Option:

In the event that a third party expresses an interest in leasing the First Right Expansion Space during the Term of the Lease (“Third Party Interest”), Landlord shall offer the First Right Expansion Space to Tenant in writing (“Notice of Interest”) at the Base Rental being offered to other prospective tenants in the Building at the time of the offer to lease. If Tenant desires to lease the First Right Expansion Space on such terms and conditions, Tenant shall so notify Landlord in writing within five (5) days after receipt by Tenant of the Notice of Interest. Thereafter, Landlord and Tenant shall enter into a written agreement modifying and supplementing this Lease and specifying that such First Right Expansion Space accepted by Tenant is a part of the Leased Premises demised pursuant to this Lease for the remainder of the Term, and any renewal thereof, if applicable. In the event that Tenant does not so notify Landlord of its desire to lease the Expansion Space as provided above, then Tenant’s rights under this Paragraph with respect to the First Right Expansion Space shall terminate and Landlord shall thereafter be able to lease the Expansion Space to any third parry.

Upon the exercise of the Expansion Option and delivery of the First Right Expansion Space by Landlord, the Lease shall be deemed to cover the First Right Expansion Space without the necessity of the execution of any further instrument or document, although if requested by either party, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease and specifying the First Right Expansion Space as a part of the Premises demised pursuant to the Lease and containing such other terms and conditions as may be appropriate (including specifically any increase or adjustment of rent as a result of such addition). The term of the Lease (and Tenant’s obligation to pay rent) with respect to the First Right Expansion Space shall commence on the date of delivery of the First Right Expansion Space to Tenant and shall terminate upon the expiration of the Term of the Lease, subject to any renewal options provided for in the Lease, and shall be upon the same terms, covenants and conditions as provided in the Lease for the original Premises, adjusted accordingly except that (i) the Expansion Space will be provided to Tenant in its then existing condition (on an “as is” basis) provided that Tenant will be furnished a Tenant Allowance equal to the amount of Tenant Allowance offered to third party prospective tenants; and (ii) Tenant shall have no further expansion options. Payment of all Rents and other charges required to be made by Tenant for the original Leased Premises shall apply to and be payable with respect to the First Right Expansion Space upon the same terms and conditions, except as may be adjusted as aforesaid and agreed by the parties. Any termination of the Lease during the initial Lease Term shall terminate all rights of expansion hereunder. The Expansion Option shall not be severable from the Lease, nor may such option be assigned or otherwise conveyed. Nothing herein contained should be construed so as to limit or abridge Landlord’s ability to deal with the First Right Expansion Space or to lease the First Right Expansion Space to other tenants, Landlord’s sole obligation being to offer and, if accepted by Tenant, deliver the First Right Expansion Space to Tenant in accordance with this provision.

For purposes hereof, the date of delivery of the First Right Expansion Space by Landlord to Tenant shall be deemed to occur on the date the First Right Expansion Space is ready for occupancy. Landlord. and Tenant agree that if possession of the First Right Expansion Space is not actually delivered to Tenant as specified above because of any reason beyond Landlord’s control, the obligations of Landlord and Tenant shall continue in full force and effect; however, in such event, the Rents, with respect to the First Right Expansion Space provided for herein, shall not commence until the date possession of the First Right Expansion Space is actually tendered to Tenant by Landlord. The Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting from any delay in delivering possession of the First Right Expansion Space to Tenant, but abatement of Rents with respect to the First Right Expansion Space shall constitute full settlement of all claims that Tenant might have against Landlord by reason of the First Right Expansion Space not being delivered as provided above. If delivery or possession is delayed because of any omission, delay, or default on the part of the Tenant or anyone acting under or for Tenants, Rents shall not be so abated for such period and the date for delivery of First Right Expansion Space will be deemed to be the date on which Landlord would have delivered the First Right Expansion Space but for the delays, defaults or omissions caused by Tenant or its agents.

EXHIBIT “I”-1

3RD FLOOR RECORD

HALL OFFICE